Exhibit 10.42

TENTH AMENDMENT

(25 METRO & 181 METRO)

THIS TENTH AMENDMENT (this "Amendment") is made and entered into as of June 28, 2022, by and between HUDSON METRO PLAZA, LLC, a Delaware limited liability company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord (as successor in interest to CA-Metro Plaza Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated April 23, 2014, as previously amended by that certain First Amendment dated March 23, 2015, by that certain Second Amendment dated January 28, 2016, by that certain Third Amendment dated July 28, 2016, by that certain Fourth Amendment dated April 4, 2018, by that certain Fifth Amendment dated October 1, 2018, by that certain Sixth Amendment dated April 5, 2019, by that certain Seventh Amendment dated April 25, 2019, by that certain Eighth Amendment dated September 17, 2019, and by that certain Ninth Amendment dated November 23, 2020 (as amended, the "Lease").
B.
Pursuant to the Lease, Landlord has leased to Tenant the "Premises" comprised of: (i) approximately 28,121 rentable square feet in the building located at 181 Metro Drive, San Jose, California 95110 ("181 Metro") comprised of (a) 9,716 rentable square feet located on the second (2nd) floor and described as "Suite 280", and (b) approximately 18,405 rentable square feet located on the third (3rd) floor and described as "Suite 300"; and (ii) a total of approximately 80,489 rentable square feet in the building located at 25 Metro Drive, San Jose, California 95110 ("25 Metro") comprised of (a) approximately 7,396 rentable square feet described as "Suite 220", (b) approximately 25,621 rentable square feet described as "Suite 400", (c) approximately 24,337 rentable square feet described as "Suite 500", and (d) approximately 23,135 rentable square feet described "Suite 600".
C.
The Lease will expire by its terms on May 31, 2024 (the “Existing Expiration Date”). The parties wish to accelerate the expiration date of the Lease on the following terms and conditions.
D.
Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Acceleration of Expiration Date.
1.1.
The First Acceleration.
1.1.1.
Subject to the provisions hereof, the term of the Lease for Suite 220, Suite 400 and Suite 500 at 25 Metro and for Suite 280 at 181 Metro (collectively, the "First Acceleration Space"), shall expire (the "First Acceleration") on December 31, 2022, with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on December 31, 2022.
1.1.2.
Without limiting the foregoing:

A.
Tenant shall surrender the First Acceleration Space to Landlord on or before December 31, 2022.

B.
Tenant shall remain liable for all Rent and other amounts payable under the Lease for the First Acceleration Space for the period up to and including December 31, 2022, even though billings for such amounts may occur after December 31, 2022.

C.
Notwithstanding anything in the Lease to the contrary, Tenant's sole obligation with respect to the surrender condition and restoration of the First Acceleration Space shall be to: (i) repair all damage to the First Acceleration Space caused by Tenant’s removal of its personal property; (ii) patch and refinish all penetrations made by Tenant to the floor, interior or exterior walls or ceiling of the First Acceleration Space; and (iii) deliver the First Acceleration Space broom clean and otherwise in its present "as-is" condition. Landlord acknowledges and agrees that Tenant shall be under no obligation to otherwise remove or restore any improvements made during the Lease term to the First Acceleration Space, or any portion thereof.
D.
If Tenant fails to surrender any portion of the First Acceleration Space on or before December 31, 2022, Tenant’s tenancy of the First Acceleration Space shall be subject to Article 16 of the Original Lease.
E.
Any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the First Acceleration, would have survived the Existing Expiration Date shall survive the December 31, 2022 accelerated expiration date with regard to the First Acceleration Space.
1.2.
The Second Acceleration.
1.2.1.
Subject to the provisions hereof, the term of the Lease for Suite 300 at 181 Metro and Suite 600 at 25 Metro (collectively, the "Second Acceleration Space") shall expire (the "Second Acceleration") on May 31, 2023, with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on the May 31, 2023.
1.2.2.
Without limiting the foregoing:

A.
Tenant shall surrender the Second Acceleration Space to Landlord on or before May 31, 2023.

B.
Tenant shall remain liable for all Rent and other amounts payable under the Lease for the Second Acceleration Space for the period up to and including May 31, 2023, even though billings for such amounts may occur after May 31, 2023.

C.
Notwithstanding anything in the Lease to the contrary, Tenant’s sole obligation with respect to the surrender condition and restoration of the Second Acceleration Space shall be to: (i) repair all damage to the Second Acceleration Space caused by Tenant’s removal of its personal property; (ii) patch and refinish all penetrations made by Tenant to the floor, interior or exterior walls or ceiling of the Second Acceleration Space; and (iii) deliver the Second Acceleration Space broom clean and otherwise in its present “as-is” condition. Landlord acknowledges and agrees that Tenant shall be under no obligation to otherwise remove or restore any improvements made during the Lease term to the Second Acceleration Space, or any portion thereof.

D.
If Tenant fails to surrender any portion of the Second Acceleration Space on or before May 31, 2023, Tenant’s tenancy shall be subject to Article 16 of the Original Lease.

E.
Any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the Second Acceleration, would have survived the Existing Expiration Date shall survive the May 31, 2023 accelerated expiration date.
2.
Limitations on Tenant’s Rights. Notwithstanding any contrary provision of the Lease, any unexercised right or option of Tenant to renew or extend the term of the Lease or to expand the Premises (whether in the form of an expansion option, right of first offer or refusal, or any other similar right), and any outstanding tenant improvement allowance or other allowance not claimed and properly used by Tenant in accordance with the Lease as of the date hereof (including, without limitation, the allowances referenced in Section 6 below), shall be deemed terminated and no longer available or of any further force or effect.
3.
Representations. Tenant represents and warrants that, as of the date hereof and the applicable accelerated expiration date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no actual knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.
4.
Landlord’s Right to Terminate. Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Sections 1 and 2 above, in which event such Sections of this Amendment shall be of no force or effect.
5.
Confidentiality. Neither Tenant nor Landlord, nor their respective agents or any other parties acting on their behalf, shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of the other party other than (i) to Landlord's (or, with respect to disclosure by Tenant, Tenant's) financial, legal, accounting and space planning consultants, and (ii) to any proposed Transferees, (iii) to any of Landlord's (or with respect to disclosure by Tenant, Tenant's) current or prospective purchasers, investors, shareholders or lenders, (iv) to a court of competent jurisdiction, arbitrator or mediator in connection with a dispute between Landlord and Tenant, or (v) as otherwise required by law.
6.
Allowances. Landlord has provided Tenant with certain Allowances for construction of Tenant Improvement Work (as defined in the Work Letter attached to the First Amendment as Exhibit B) in various portions of the Premises. As of the date hereof, the following are the remaining Allowance funds:
(a)
$158,156.69 (remaining from the Allowance granted in Section 4.2(i) of the Fourth Amendment) for construction of Tenant Improvement Work at 181 Metro; and
(b)
$399,597.00 for construction of Tenant Improvement Work in 25 Metro Suite 220 and Suite 600; $1,338,535.00 for construction of Tenant Improvement Work in 25 Metro Suite 500; and $1,409,155.00 for construction of Tenant Improvement Work in 25 Metro Suite 400.

From and after the date of this Tenth Amendment, Tenant shall have no further right to the Allowances set forth in this Section 6, and such shall be deemed terminated and no longer available or of any further force or effect.

7.
Base Rent Abatement for December 2022. Notwithstanding the anything to the contrary contained in the Lease, Base Rent for Suites 220 and 400 at 25 Metro (a total of 33,017 rentable square feet) shall be abated, in the amount of $124,501.60 for the full calendar month of December 2022 (the "Abated Rent"); provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured, in which case such Abated Rent shall be credited against Base Rent due and owing for the Second Acceleration Space.
8.
Security Deposit. Landlord hereby acknowledges that Landlord currently holds $411,476.40, as a Security Deposit under Section 21 of the Original Lease. Notwithstanding anything to the contrary contained in the Lease, in the event that Tenant, as of December 31, 2022, is not in default of any of its obligations under the Lease, Landlord shall reduce the amount of the Security Deposit to $157,389.40 (the “New Security Deposit Amount”) and Landlord shall refund to Tenant on or before January 31, 2023 the amount by which the Security Deposit held by Landlord exceeds the New Security Deposit Amount, totaling $254,087.00.
9.
Miscellaneous.

9.1 This Amendment the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

9.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3 In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.5. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

9.6. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON METRO PLAZA, LLC,
a Delaware limited liability company

By: Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By: /s/ Mark T. Lammas

Name: Mark T. Lammas

Title: President

TENANT:
NUTANIX, INC., a Delaware corporation By: /s/ Aaron Boynton Name: Aaron Boynton Title: Chief Accounting Officer